Altus Explorations, Inc. Announces Second Kansas Well Spud

December 22, 2004

OTCBB Symbol: ATUX

OLIVE BRANCH, MISSISSIPPI – Altus Explorations, Inc. (the “Company” or “Altus”) announces that the Lake Creek No. 3 well located in Chautaugua County in Southeast Kansas was spud on December 20, 2004. The well’s projected total depth is 2,500 feet to drill and test the Arbuckle and the Mississippian formations.

The drilling of the Lake Creek No. 2 well that was spud on December 16, 2004 has been completed, with 4.5” casing set at a total depth of 1,695 feet to the Mississippian formation. Upon completion of the Lake Creek No. 2 well, the drilling rig was moved to the Lake Creek No. 3 well location to commence drilling.

Altus’ continuing participation in the development of Kansas acreage, is pursuant to the amendment of its Lake Creek Prospect Farmout Agreement with Orbit Energy, LLC (“Orbit”) dated December 16, 2004. In connection with the amendment, Altus received the right to continue its participate in the drilling and development of the Lake Creek No. 2, Lake Creek No. 3, and Lake Creek No. 4 wells whose acreage is located outside the original Lake Creek Prospect area. Altus has the right to participate in the drilling and development of Lake Creek area acreage with a working interest up to 25%, of which 10% shall be “carried” by Orbit while Altus would be responsible for its proportionate share of capital expenditures on the remaining 15% working interest.

Notice Regarding Forward Looking Statements

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the well’s projected depth of 2,500 feet and drilling completion prior to year-end.

Contact:	Altus Explorations Inc. Sam Nastat 901.483.0861